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                                                                      Exhibit 11


                          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                  (In thousands, except per share data)




                                                                   THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                        JUNE 30,                     JUNE 30,
                                                                  1997           1996           1997           1996
Computation of income per common share:

     Net income (pro forma for 1996)                             $1,215         $  409         $2,233         $  748
                                                                 ======         ======         ======         ======

Shares:
     Weighted average shares outstanding                          8,310          6,000          8,306          6,000

Add:
     Shares issuable from assumed exercise of options as
     determined by the application of the treasury stock
     method                                                         499            293            498            293
                                                                 ------         ------         ------         ------

     Weighted average common and common equivalent
     shares outstanding                                           8,809          6,293          8,804          6,293
                                                                 ======         ======         ======         ======

     Net income per common share (pro forma for 1996)            $  .14         $  .07         $  .25         $  .12
                                                                 ======         ======         ======         ======



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